EXHIBIT J(1)

[LETTERHEAD OF SUTHERLAND ASBILL & BRENNAN LLP]

ATTORNEYS AT LAW

1275 Pennsylvania Ave., NW
Washington, DC 2004-2415
tel 202.383.0100
fax 202.637.3593
www.sablaw.com

April 29, 2002

Board of Directors
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Directors:

        We hereby consent to the reference to our name under the caption "Legal Counsel" in the statement of additional information filed as part of post-effective amendment No. 14 to the Form N-1A registration statement for Protective Investment Company (File No. 33-71592). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                      Sincerely,
                      SUTHERLAND ASBILL & BRENNAN LLP

                      By: /s/ David S. Goldstein

                                    David S. Goldstein